Exhibit 10.10

POST-IPO STOCKHOLDER’S AGREEMENT

BETWEEN

SAFETY, INCOME AND GROWTH, INC.

AND

SFTY VII-B, LLC

Dated as of April 14, 2017

POST-IPO STOCKHOLDER’S AGREEMENT

This POST-IPO STOCKHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of April 14, 2017, is made and entered into by and between Safety, Income and Growth, Inc., a Maryland corporation (the “Company”), and SFTY VII-B, LLC, a Delaware limited liability company (“LA”); provided, however, that this Agreement shall not become effective until the Effective Date referenced in Section 6.16.

WHEREAS, pursuant to a Subscription Agreement, dated the date hereof (the “Subscription Agreement”), LA acquired 750,000 shares, of the common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (which at that time was named “SIGI Acquisition, Inc.”);

WHEREAS, after completing the transactions contemplated by the Subscription Agreement, Safety, Income and Growth, Inc., a Maryland corporation, was merged with and into the Company pursuant to an Agreement and Plan of Merger, dated the date hereof (the “Merger”), with the Company being the surviving corporation in the Merger and changing its name in the Merger to “Safety, Income and Growth, Inc.”;

WHEREAS, LA owns the number of shares of Company Common Stock set forth opposite its name in column (3) on Schedule 1 hereto;

WHEREAS, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them from and after the Effective Date (as defined below); and

WHEREAS, LA and the Company are also entering into a Registration Rights Agreement on the date hereof (such agreement, together with the Subscription Agreement, the “Related Documents”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1.                                 Defined Terms.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day which is not a Saturday a Sunday or a day on which commercial banks in New York, New York or Singapore not open for business.

“Closing” shall have the meaning given to such term in the Subscription Agreement.

“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, (iv) any preferred equity or debt securities and instruments of the Company, the Operating Partnership or any of their subsidiaries, and (v) any options, warrants or rights to acquire any of the foregoing.

“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.

“Effective Date” means the first date on which the Company has equity securities registered under Section 12 of the Exchange Act.

“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle the holder thereof to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting), including Company Common Stock, OP units and LTIP units.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.

“Group Owner” means Lubert-Adler Real Estate VII-B, L.P.

“Initial Ownership Percentage” means the percentage of the Company Common Stock outstanding Owned by the Stockholder Group on the Effective Date.

“IPO” means the Company’s initial underwritten public offering of Company Common Stock.

“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.

“Minimum Ownership Amount” means a number of shares of Company Common Stock equal to the lesser of (i) a number of shares equal to 4.0% of the Company Common Stock outstanding from time to time, excluding from the denominator (a) any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by LA pursuant to the Quarterly Top Up Right described in Section 2.2, and (b) any New Common Stock as to which the Top Up Right does not apply (including pursuant to Section 2.3(b)), and (ii) a number of shares of Company Common Stock equal to $15 million, divided by the lesser of (a) the average closing price of the Company

Common Stock on the NYSE for the 10 consecutive trading days ended immediately prior to the date of determination, or (b) the price per share paid by the holder of such shares.

“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the Effective Date.

“NYSE” means the New York Stock Exchange.

“OP units” means common units of limited partnership interests in the Operating Partnership.

“Operating Partnership” means Safety Income and Growth Operating Partnership, LP, a Delaware limited partnership.

“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Own,” “Owned” and “Owner” shall have correlative meaning.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and LA.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).

“Stockholder Group” means, collectively, Group Owner and each of its directly or indirectly wholly owned subsidiaries (including LA) over which Group Owner exercises control with respect to the acquisition and disposition of assets or, with respect to assets that are voting securities, the voting of those securities.

“Termination Date” means the earliest date on which the Stockholder Group ceases to Own the Minimum Ownership Amount.

“Transfer” means any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any security or interest in any security.  “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.

“Voting Securities” means Company Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 4.1(a).

Section 1.2.                                 Table of Defined Terms.  Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

DEFINED TERM	SECTION NO.

Agreement	Preamble
Code	Section 5.1(e)
Committee	Section 4.1(a)
Company	Preamble
Company Common Stock	Recitals
LA	Preamble
Initial ROFO Reply Notice	Section 5.1(c)
Investment Opportunity	Section 5.1(a)
Joint Venture	Section 5.1(a)
Large Issuance	Section 2.1(a)
Large Issuance Exercise Notice	Section 2.1(b)
Large Issuance Notice	Section 2.1(b)
Large Issuance Top Up Right	Section 2.1(a)
Merger	Recitals
Net New Common Stock	Section 2.2(b)
Quarterly Top Up Exercise Notice	Section 2.2(d)
Quarterly Top Up Notice	Section 2.2(b)
Quarterly Top Up Right	Section 2.2(a)
Quarterly Top Up Shares	Section 2.2(b)
Related Documents	Recitals
ROFO Notice	Section 5.1(b)
ROFO Reply Notice	Section 5.1(c)
ROFO Right	Section 5.1(a)
Stockholder Representative	Section 6.3(a)
Subscription Agreement	Recitals
Top Up Right	Section 2.2(a)
Top Up Shares	Section 2.3(c)

ARTICLE II
TOP UP RIGHTS

Section 2.1.                                 Large Issuance Top Up Right.

(a)                                 Large Issuance Top Up Right.  For so long as the Stockholder Group continuously Owns at least the Minimum Ownership Amount, then in connection with each issuance of New Common Stock with an aggregate value equal to or in excess of $1.0 million (a “Large Issuance”), LA shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to LA, following the closing of the Large Issuance, up to the number of shares of Company Common Stock equal to 4.0% multiplied by the number of shares of New Common Stock issued in the Large Issuance (such right, the “Large Issuance Top Up Right”).

(b)                                 Procedures.  The Company will give LA written notice (a “Large Issuance Notice”) of its intention to issue New Common Stock in a Large Issuance as soon as practicable, but in no event later than the time authorization for such Large Issuance is granted by the Board.  The Large Issuance Notice shall describe the price (or range of prices), anticipated number of shares of New Common Stock to be issued, timing and other material terms of the Large Issuance, as well as the number of shares of New Common Stock that LA is entitled to purchase pursuant to the Large Issuance Top Up Right.  LA will have ten (10) Business Days from the date of the Large Issuance Notice to advise the Company in writing (a “Large Issuance Exercise Notice”) that it intends to exercise its Large Issuance Top Up Right and the applicable number of shares of New Common Stock it determines to acquire.  Subject to Section 2.3 below, a Large Issuance Top Up Right may be exercised in whole or in part.  If LA delivers a Large Issuance Exercise Notice with respect to a Large Issuance, then closing for LA’s Large Issuance Top Up Right will be contingent upon, and will take place simultaneously with, or as soon as practicable after, the closing of such Large Issuance.  Failure by LA to deliver a Large Issuance Exercise Notice within ten (10) Business Days from the date of delivery of the Large Issuance Notice shall be deemed a waiver of LA’s Large Issuance Top Up Right with respect to such Large Issuance.  LA agrees that it will, and will cause each member of the Stockholder Group to, maintain the confidentiality of any information included in any Large Issuance Notice delivered by the Company unless otherwise required by law or subpoena LA acknowledges that information included in any large Issuance Notice may constitute material non-public information and effecting an after receiving acquisition or disposition of any Company securities while in possession of such material non-public information may constitute a violation of applicable U.S. federal securities laws Up Right).

(c)                                  The per-share purchase price for the New Common Stock issued by the Company pursuant to the Large Issuance Top Up Right shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Company Common Stock as reported by the NYSE during the ten (10) consecutive trading days immediately preceding the delivery by the Company of the Large Issuance Notice, and (ii) in the case of all other issuances, the per-share purchase price, consideration or implied value paid by investors for the New Common Stock being issued in the Large Issuance, in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company in connection with such Large Issuance; provided, however, that if iStar Inc. is purchasing New Common Stock in the Large Issuance or in a private placement occurring concurrently with the Large Issuance and iStar Inc.’s purchase is net of underwriting, placement agent or other fees and commissions, then LA’s purchase of New Common Stock pursuant to the Large Issuance Top Up Right with respect to such Large Issuance shall also be net of such fees and commissions.

(d)                                 For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Large Issuance, nor be liable to LA if the Company fails to consummate any proposed Large Issuance for whatever reason.

Section 2.2.                                 Quarterly Top Up Right.

(a)                                 Quarterly Top Up Right.  For so long as the Stockholder Group continuously Owns at least the Minimum Ownership Amount, LA shall have the right (in accordance with this Section 2.2), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to LA, in each calendar quarter following the Closing, up to an aggregate number of shares of New Common Stock equal to the Quarterly Top Up Shares (defined below) for the prior quarter (such right, the “Quarterly Top Up Right”).  The Large Issuance Top Up Right and the Quarterly Top Up Right are sometimes referred to herein collectively as the “Top Up Right.”

(b)                                 Quarterly Top Up Notice.  Within thirty (30) days after the end of each calendar quarter following the Effective Date, the Company shall provide to LA a notice (each, a “Quarterly Top Up Notice”) disclosing the aggregate number of shares of New Common Stock issued by the Company in such calendar quarter, less (i) any shares of New Common Stock reacquired by the Company during such calendar quarter, (ii) any shares of unvested restricted stock originally issued pursuant to an Equity Incentive Plan that are forfeited or repurchased by the Company during such quarter, and (iii) any shares of New Common Stock issued in a Large Issuance during such calendar quarter as to which LA exercised its Large Issuance Top Up Right (such number, less the items described in clauses (i), (ii) and (iii), being referred to as the “Net New Common Stock” for such quarter) and the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter; provided, however, that the Net New Common Stock for the calendar quarter in which the Effective Date occurs shall equal the number of shares of Net New Common Stock issued by the Company for the period beginning on the Effective Date and ending on the last day of such calendar quarter.  The “Quarterly Top Up Shares” for a given calendar quarter shall equal that number of shares of Company Common Stock equal to (i) 4.0%, multiplied by (ii) the number of shares of Net New Common Stock issued during such calendar quarter.

(c)                                  Certificate from Stockholder.  In order to assist the Company in calculating the number of Quarterly Top Up Shares that LA will have the option to purchase in any given calendar quarter, the Company shall notify LA, at the end of any given calendar quarter, of the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter, and LA shall, within ten (10) Business Days following receipt of such Notice, provide the Company with a certificate stating the number of shares of Company

Common Stock (calculated on a fully diluted basis) that the Stockholder Group Owned as of the end of such calendar quarter.

(d)                                 Quarterly Top Up Exercise Notice.  Within ten (10) Business Days after LA receives a Quarterly Top Up Notice from the Company, LA, if it so elects, shall provide the Company with written notice (each, a “Quarterly Top Up Exercise Notice”) that it is exercising the Quarterly Top Up Right for the applicable quarter.  Subject to Section 3.3 below, a Quarterly Top Up Right may be exercised in whole or in part.

(e)                                  Issuance of Common Stock.  Subject to the terms and conditions hereof, closings of the sale and issuance of the Company Common Stock to be purchased by LA each quarter under this Agreement shall occur on the tenth (10th) Business Day following LA’s delivery of a Quarterly Top Up Exercise Notice to the Company or such other day as is agreed by the parties hereto.

(f)                                   Purchase Price.  The per-share purchase price for the Company Common Stock issued by the Company pursuant to the Quarterly Top Up Right in a given quarter shall be included in the Quarterly Top Up Notice and shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Company Common Stock as reported by the NYSE during the ten (10) consecutive trading days immediately preceding such issuances, and (ii) in the case of all other issuances, the weighted average per-share purchase price, consideration or implied value paid by investors for the New Common Stock issued, in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company; provided, however, that if iStar Inc. purchased New Common Stock in any of the issuances giving rise to the Quarterly Top Up Right or in a private placement occurring concurrently with any such issuance and iStar Inc.’s purchase was net of underwriting, placement agent or other fees and commissions, then LA’s purchase of New Common Stock pursuant to the Quarterly Top Up Right with respect to such issuance shall also be net of such fees and commissions.

Section 2.3.                                 Additional Top Up Right Terms.

(a)                                 Stockholder Group.  Notwithstanding anything herein to the contrary, LA shall be entitled to exercise Top Up Rights pursuant to this Article 2 in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.3 to LA shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires.  For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares to which LA would be entitled to acquire hereunder individually in connection with any given Top Up Right.

(b)                                 Other Exceptions.  Notwithstanding anything in this Article 2 to the contrary, no Top Up Right shall apply to issuances of New Common Stock with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain stockholder approval pursuant to applicable rules and regulations of the NYSE.

(c)                                  Delivery of Shares.  At each closing for any shares of Company Common Stock acquired by LA pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to LA against payment by or on behalf of LA of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to LA and the Company.  Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and LA may agree.  The Company hereby represents and warrants to LA and each member of the Stockholder Group, as of the date hereof, and as of each closing for any shares of Company Common Stock acquired by LA (or any member of the Stockholder Group) pursuant to the terms of this Agreement, that (i) the Company has the requisite corporate power and authority to sell the Top Up Shares and that all the Top Up Shares are (or at the time of closing will be) duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board is required, (ii) the issuance of the Top Up Shares does not (or at the time of closing will not) (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (b) result in any violation of the organizational documents of the Company; or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, and (iii) when issued, delivered and paid for in the manner set forth in this Agreement, the Top Up Shares are (or at the time of closing will be) (a) free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances or restrictions of any nature, other than restrictions on transfer set forth in the Company’s organizational documents, (b) validly issued, fully paid and nonassessable and (c) not issued in violation of any preemptive rights, rights of first refusal or other similar rights pursuant to the Company’s organizational documents or any agreement or commitment of the Company.

(d)                                 Securities Law Matters.  LA understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares.  LA is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder.  LA understands that its investment in the Top Up Shares involves a high degree of risk, and LA is able to afford a complete loss of such investment.  LA has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares.  LA will purchase the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof.  LA understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that LA may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and LA understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).  Consequently, LA understands that LA may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time.  LA understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates).  Each of the Company and LA acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.

ARTICLE III
TRANSFER RESTRICTIONS; ORDINARY COURSE

Section 3.1.           Transfer Restrictions.  If requested by the managing underwriters of the IPO, LA shall enter into a customary lock-up agreement pursuant to which LA shall agree with such managing underwriters that LA shall not Transfer any Equity Securities until 180 days after the date of the final prospectus distributed in connection with the IPO; provided that if any other holder of Equity Securities that, together with its Affiliates, owns fewer Equity Securities than LA is not subject to any, is subject to a shorter, or released early from any, lock-up in connection with the IPO, LA shall be similarly relieved or released of any obligation with respect to such IPO.

Section 3.2.           Ordinary Course.  LA hereby agrees that until the date on which the Stockholder Group Owns less than the Minimum Ownership Amount, LA will, and will cause each member of the Stockholder Group to:

(a)           acquire and hold the shares of Company Common Stock and any other Company Securities that it then Owns in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect; provided, however that LA retains the right to vote its shares of Company Common Stock in its discretion and nothing herein is intended to restrict or prohibit any action or inaction of the LA Director; and

(b)           not engage in or effect, directly or indirectly, or cause any other Person to engage or effect, directly or indirectly, any short sales or similar transactions with respect to the Company Common Stock or any other Equity Security (to the extent clearly identifiable as Equity Securities);

provided, that if any Person publicly announces or proposes a transaction that would result in the acquisition of a majority of the outstanding shares of Company Common Stock by a third party, or the Company publicly announces an intention to sell the Company (whether effected as a merger, sale of assets or otherwise) to a third party, then, clauses (a) and (b) of this Section 3.2 shall cease to have any effect and shall not prohibit any action or otherwise restrict the Stockholder Group.

ARTICLE IV
BOARD NOMINEE RIGHTS

Section 4.1.           Board Nominee Rights.

(a)           Subject to paragraph (d), LA shall have the right to designate one director (the “LA Director”) to be nominated by the Company for election or re election to the Board at each meeting of the stockholders of the Company held to consider a vote on the election of the Board.

(b)           Subject to paragraph (d), the Company hereby agrees to nominate the LA Director (or any replacement thereof as provided in this Agreement) for election or re election to the Board at each meeting of the stockholders of the Company held to consider a vote on the election of the Board.

(c)           If at any time a vacancy occurs on the Board with respect to the LA Director (by reason of such director’s death, disability, resignation, removal or otherwise), the Company agrees to cause a replacement director, designated by LA, to be appointed to fill such vacancy for the remainder of the vacating director’s term promptly following his or her designation by LA hereunder.

(d)           The obligations of the Company under this Agreement to nominate an LA Director, or to appoint a replacement thereto, shall only apply if LA and its Affiliates Own at least the Minimum Ownership Percentage.  If LA and its Affiliates cease to Own the Minimum Ownership Percentage, then the obligations of the Company under Sections 4.1(a), (b) and (c) of this Agreement shall be terminated.

(e)            The Company shall give LA written notice (the “Company Designation Request”) (i) requesting that LA designate a director pursuant to the terms of this Agreement, and (ii) providing the date on which the proxy statement is to be mailed (the “Mailing Date”), such Company Designation Request to be delivered not less than 30 days prior to the mailing date of such proxy statement.  To designate a director pursuant to the provisions of this Section 4.1, to the extent required of each other director of the Company, LA shall be required to have given the Company written notice of LA’s designee together with all information relating to such designee required to be included by the Company in such proxy statement under applicable laws, including the federal proxy rules (the “Designation Notice”), on or before the fifteenth day prior to the Mailing Date or such later date as agreed by the Company (the “Designation Date”).  If LA shall have failed to designate the proposed LA Director or to provide the required information regarding its designee by the Designation Date, LA shall lose the right to designate the LA Director in respect of such meeting only, and will be permitted to appoint the LA Director in connection with the next meeting of stockholders at which directors are to be elected.

(f)            In addition, LA shall not be entitled to designate a person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for such determination) that such person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.  In such an event, LA shall be entitled to select a person as a replacement nominee.

(g)           The LA Director shall be entitled to serve, at his request on any executive committee, conflicts committee, compensation committee and/or transactions committee that may be formed by the Board at any time.

(h)           The LA Director shall be entitled to the same rights to indemnification and advancement of expenses as the other directors of the Company.

(i)            The Company shall reimburse the LA Director for all reasonable out-of-pocket expenses incurred by the LA Director in connection with attendance at Board and Committee meetings. All reimbursements payable by the Company pursuant to this Section 4.1(g) shall be paid to the LA Director in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to the LA Director no later than comparable reimbursement is paid to the other members of the Board.

ARTICLE V
GENERAL PROVISIONS

Section 5.1.           Termination.  This Agreement shall automatically terminate on the Termination Date.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 5.2.           Notifications.  Upon written request, LA shall, within ten (10) Business Days of such request, provide the Company in writing with details of its Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement.

Section 5.3.           Stockholder Group Representative.

(a)           LA and any and all members of the Stockholder Group who at any time and from time to time become party to this Agreement hereby irrevocably appoint LA to act as a representative for the benefit of the Stockholder Group, as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement, which shall include the power and authority:

(i)            to delegate Top Up Rights to one or more members of the Stockholder Group pursuant to Section 2.3(b) and Section 5.1(j) hereunder.

(ii)           to enforce and protect the rights and interests of the Stockholder Group arising out of or under or in any manner relating to this Agreement and the Related Documents, and to take any and all actions which LA believes are necessary or appropriate under this Agreement for and on behalf of the Stockholder Group, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any member of the Stockholder Group; and

(iii)          to make, execute, amend, waive (in whole or in part), acknowledge and deliver all such notices, agreements, documents, instruments or other writings required to be delivered, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement; provided, however, that to the extent that (i) LA transfers Company Common Stock of the Company to other members of the Stockholder Group and (ii) LA no longer holds any Company Common Stock of the Company, LA shall be entitled to resign as representative and agent and attorney-in-fact, and, to the extent LA resigns, LA and all members of the Stockholder Group shall appoint any other member of the Stockholder Group to which Company Common Stock of the Company shall have been transferred to act as a representative for the benefit of the Stockholder Group and as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement (LA or any other member of the Stockholder Group acting in such capacity, the “Stockholder Representative”).  LA shall provide the Company with written notice specifying the name, address and facsimile number of any new Stockholder Representative at least five (5) days prior to the effectiveness of the appointment of the new Stockholder Representative, and Schedule 1 of this Agreement shall be amended as appropriate to reflect the information contained in such notice.  The new Stockholder Representative, when so duly appointed, shall, unless the context requires otherwise, be considered the “Stockholder Representative” for all purposes of this Agreement, including with respect to any notices or other communications by, to or with the Company or its Affiliates in connection with this Agreement.

(b)           The Company shall have the right to rely upon all actions taken or omitted to be taken by LA pursuant to this Agreement, on behalf of the members of the Stockholder Group.

(c)           The grant of authority provided for herein is coupled with an interest and shall survive the bankruptcy or liquidation of LA.

Section 5.4.           Subsidiary Obligations.  In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

Section 5.5.           Governing Law; Arbitration.

(a)           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland.  Subject to paragraph (b), the Company and LA hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters.  Each of the Company and LA accepts, for itself and in respect of such Stockholder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts.  Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 5.10 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any Stockholder in any such courts.  The Company and LA hereby agree that the provisions of this Section 5.5 for service of process are intended to constitute a “special arrangement for service” in accordance with the provisions of the Foreign Sovereign Immunities Act of 1976, 28.  U.S.C. Section 1608(a)(1) et seq.  Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction.  Each of the Company and LA hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.

(b)           Notwithstanding anything to the contrary contained in Section 5.5(a), the Company and LA hereby agree that the Company and LA shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”).  Any party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other Stockholder; provided, however, that either any party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 5.5(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any arbitration to be conducted pursuant to this Section 5.5(b) will be conducted in New York, New York or in the State of Maryland, as determined by the party initiating the arbitration, in its sole discretion, by a three-member Arbitration Panel operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed.  Each of the Company and LA shall nominate one neutral arbitrator from the JAMS panel of neutrals, and the two arbitrators thus nominated shall select the Chair of the Arbitration Panel, also from the JAMS panel of neutrals.  The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, but not limited to, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded.  The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration.  The provisions of this Section 5.5(b) with respect to the arbitration conducted pursuant to this Section 5.5(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable out-of-pocket attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered.  The parties agree that this Section 5.5(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 5.5(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters, in the event the Company or LA elects to compel arbitration.

Section 5.6.           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 5.7.           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 5.8.           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 5.9.           Entire Agreement; Amendments; Waiver.  This Agreement and the Related Documents supersede all other prior oral or written agreements between LA, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor LA makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and LA.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 5.10.         Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

c/o SFTY Manager LLC

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Attention: Nina B. Matis, Chief Investment and Legal Officer

Facsimile: 212-930-9494

with a copy (for informational purposes only) to:

Clifford Chance US LLP

31 W 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Facsimile: 212-878-8375

If to LA:

SFTY VII-B, LLC

c/o Lubert-Adler, L.P.

Cira Center

2929 Arch Street
Philadelphia, PA  19104

Attention: Leonard Klehr and Gerry Ronon

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4611

Attention:  Jonathan A. Schechter

Section 5.11.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of LA.  LA may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in connection with a Transfer shares of Company Common Stock to another member of the Stockholder Group pursuant to Section 3.2 hereof, in which event such assignee shall be deemed to be included as LA hereunder with respect to such assigned rights and obligations.

Section 5.12.         No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 5.13.         Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.14.         Specific Performance. The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and LA and the Company agree not to plead sufficiency of damages as a defense in such circumstances.

Section 5.15.         Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

Section 5.16.         Effective Date.  This Agreement shall not become effective unless and until the occurrence of the Effective Date.  Until this Agreement becomes effective on the Effective Date, there shall be no obligation or liability under this Agreement on the part of any party hereto.  This Agreement shall become automatically effective on the Effective Date, without the need for any further action by any party hereto, unless prior to the Effective Date, all of the parties hereto enter into a written instrument terminating this Agreement prior to its becoming effective.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholder’s Agreement to be duly executed as of the date first above written.

SAFETY, INCOME AND
GROWTH, INC.

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Operating Officer & Chief Financial Officer

SFTY VII-B, LLC

By:	/s/ Stuart Margulies
Name:	Stuart Margulies
Title:	Senior Managing Principal

[Signature Page to [LA Post-IPO] Stockholder's Agreement]

SCHEDULE 1

		(3)
(1) Stockholder	(2) Address, Facsimile Number and Jurisdiction	Number of Shares of Company Common Stock Owned

SFTY VII-B, LLC	c/o Lubert-Adler, L.P. Cira Center 2929 Arch Street Philadelphia, PA 19104	750,000

Sch.1